Exhibit 10.91

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement"), dated April 1, 2004, is entered into between Building Materials Holding Corporation (the "Company"), and the undersigned employee, William M. Smartt ("Employee").

RECITALS

A.       Employee has been elected to the position of Senior Vice President and Chief Financial Officer of the Company.

B.       The Company desires to obtain the benefit of the services of Employee.

C.       Employee desires to provide his service to the Company as provided for in this Agreement.

In consideration of the compensation paid or to be paid to the Employee and for other good and valuable consideration, the Company and the Employee agree as follows:

1.       Effective Date.  This Agreement shall become effective on April 1, 2004 (the "Effective Date").

2.       Terms of Employment.  Subject to Section 7 hereof, the Company hereby employs the Employee under the terms of this Agreement, and the Employee hereby accepts continued employment with the Company under the terms of this Agreement, for a period commencing on the Effective Date and ending on April 1, 2006 (the "Term"), which may be extended for a one year extension upon mutual agreement by Employee and Company. The one year extension, if exercised, must be mutually agreed upon by the parties prior to April 1, 2006.

3.       Duties.  The Employee shall serve as the Senior Vice President and Chief Financial Officer of the Company.

4.       Compensation and Benefits.

(a)       Base Salary.  During the Term, in exchange for the services to be rendered by the Employee and the covenants of the Employee in this Agreement, the Company shall compensate the Employee with a minimum base salary at the rate of $275,000 per year, subject to review and evaluation in accordance with the Company's past practice and payable in accordance with the Company's compensation practices in effect from time to time during the Term. The Employee will continue to be eligible to participate in the Company's deferred compensation program and will have an annual opportunity to elect to defer his salary in accordance with the terms of such program. Such right to participate in the deferral of salary will end on the expiration of the Term.

(b)       Bonus.  During the Term, the Employee will participate in the Company's regular officers' bonus plan and the Equity Bonus set forth in Section 5. Payment of the regular officers' bonus plan will be pro-rated at the end of the Term for 2006.

(c)       Employee Benefits.  During the Term and the extension as provided for herein, Employee shall be entitled to participate in the Company's benefit plans generally available to its officers, employees and their dependents from time to time in accordance with the terms thereof. Thereafter, Employee may participate in the Company's health care plan both individually and with dependant spouse with payment of the premium equal to one-half of the respective COBRA benefit cost (single, two party or family). However, after retirement, when the dependent reaches age 65, the Company health care plan will be secondary to Medicare.  The Company will either recognize prior service in the industry so that Employee is eligible to participate in the Company's Retirement Health Care Plan if tax regulations permit, or reimburse Employee's participation in another health care plan up to the amount that the Company would have otherwise contributed for Employee's participation in the BMHC Retirement Health Care Plan. Employee shall be eligible to participate in the Company's Long Term Incentive Plan to the same extent as similar employees of the Company through 2006 and the extension of the Term, and the parties acknowledge that such plan currently provides payouts based on the Company's operating performance on three year cycles. Partially completed cycles will be paid out on a pro-rated basis at the end of the term of each cycle. Employee will also be entitled to the Company's PTO Plan (minimum of 4 weeks per year), to be taken at a time acceptable to the Company with regard to its operations.

(d)       Expenses.  The Company shall promptly reimburse Employee for any reasonable business expense incurred by Employee in connection with the business of the Company if (1) it is of a nature qualifying it as a proper deduction on the federal and state income tax return of the Company for the relevant period; (2) Employee furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction; and (3) such reimbursement is in accord with the internal policies and procedures of the Company.

5.       Equity Bonus.  To secure the benefits of Employee's services during the Term, Company agrees to provide to Employee an Equity Bonus which grants to Employee 30,000 units valued at a minimum of $15 per unit. At the end of the Term on April 1, 2006, Employee will be paid a cash bonus equal to the greater of (1) 30,000 multiplied times the average price of the Company's stock on the 5 business days immediately preceding the end of the Term, or (2) $450,000 which is equal to $15 per unit. The Equity Bonus shall be paid within 30 days following then end of the Term. Employee must be employed by the Company at the end of the Term in order to receive payment of the Equity Bonus, and the Equity Bonus shall be forfeited in its entirety if Employee voluntarily or involuntarily terminates employment prior to the completion of the Term. If employment is terminated as a result of death or disability of Employee, the Equity Bonus will be calculated as described above as of the date of death or disability and a prorated amount paid (bonus amount multiplied by fraction of portion of Term completed divided by 2 years) within 30 days of such date.

To encourage the Employee to continue with the Company through the one-year extension, Company agrees to provide to Employee an Equity Bonus, which grants to Employee 10,000 units at the beginning of the one-year extension thereafter valued at $15 per unit. At the end of each one-year extension, Employee will be paid a cash bonus equal to the greater of (1) 10,000 multiplied times the average price of the Company's stock on the 5 business days immediately preceding the end of the one-year extension of the Term, or (2) $150,000, which is equal to $15 per unit. If Employee leaves the Company voluntarily or is terminated for cause (as described within Paragraph 8(a)) before the end of the one year extension of the Term, Employee forfeits the right to any equity bonus under this paragraph. In the event that Employee is terminated without cause (as described within Paragraph 8(b)), the equity bonus shall be redeemed on the date of termination and calculated by the price of the Company's stock on the date of termination.

Notwithstanding the foregoing, if there is a Change of Control of the Company, the Equity Bonus will immediately vest in full upon such Change of Control; valued in accordance with Section 5 with the market value being the closing stock price on the 5 business days immediately preceding the Change of Control, and paid within 30 days of the Change of Control. A "Change of Control" shall be deemed to have occurred if: (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the transaction or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or (ii) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company; or (iii) any 'person' (as defined in Section 13(d) or 14(d) of the Exchange Act, shall become the 'beneficial owner' (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended directly or indirectly of 50% or more of the Company's outstanding Common Stock.

6.	Confidential Information.

6.1       Definition of Confidential Information.  Company is in the business of providing building material services and has built up an established and extensive trade and reputation in the industry. Company has developed and continues to develop commercially valuable technical and non-technical information ("Confidential Information") that is proprietary and confidential and/or constitutes Company's "trade secrets." Such Confidential Information, which is vital to the success of Company's business, includes, but is not necessarily limited to; system documentation, data compilations, manuals, methods, techniques, processes, customers, prospective customers, suppliers, prospective suppliers, contracts with suppliers and customers, sales proposals, methods of sales, marketing research and data, pricing policies, cost information, financial information, business plans, specialized requests of Company's customers, and other materials and documents developed by Company. Confidential Information does not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by Employee, (ii) was available to Employee on a non-confidential basis prior to its disclosure by Company, or (iii) becomes available to Employee on a non-confidential basis from a person other than Company who is not otherwise bound by a confidentiality agreement with Company, or is not otherwise prohibited from transmitting the information to Employee.

6.2       Employee Access to Confidential Information.  The Company agrees to give Employee such access as is necessary to enable Employee to perform Employee's job function.

6.3       Nondisclosure of Confidential Information.  Employee shall not, at any time, either during employment or during a period of five years subsequent to employment (i) directly or indirectly, disclose or divulge any Confidential Information to any person not then employed by Company, unless authorized or directed by Company or (ii) appropriate any Confidential Information for use other than performance of Employee's duties hereunder. If Company authorizes or directs Employee to disclose Confidential Information to any such third party, Employee must ensure that a signed confidentiality agreement is or has been obtained from the third party to whom Confidential Information is being disclosed and that all Confidential Information so disclosed is clearly marked "Confidential"

6.4       Return of Confidential and Other Information.  All Confidential Information provided to Employee, and all documents and things prepared by Employee in the course of Employee's employment, including but not necessarily limited to correspondence, manuals, letters, notes, lists, notebooks, reports, flow-charts, proposals, day-timers, planners, calendars, schedules, discs, financial plans and information, business plans, and other documents and records, whether in hard copy or otherwise, and any and all copies thereof, are the exclusive property of Company and shall be returned immediately to Company upon termination of employment or upon Company's request at any time.

7.0	Enforcement.

7.1       Reasonableness of Restrictions.  Employee acknowledges that compliance with this Agreement, including but not limited to Section 6, is reasonable and necessary to protect Company's legitimate business interests, including but not limited to the Company's goodwill and maintaining the confidentiality of Company's Confidential Information.

7.2       Irreparable Harm.  Employee acknowledges that a breach of Employee's obligations under this Agreement will result in great, irreparable and continuing harm and damage to Company for which there is no adequate remedy at law.

7.3       Injunctive Relief.  The parties agree that in the event either party breaches this Agreement, the non-breaching party shall be entitled to seek, from any court of competent jurisdiction, preliminary and permanent injunctive relief to enforce the terms of this Agreement, in addition to any and all monetary damages allowed by law, against the other party.

7.4       Extension of Covenants.  In the event Employee violates anyone or more of the covenants contained in Section 6 of this Agreement, Employee agrees that the term of each such covenant so violated shall be automatically extended for a period equal to the period during which Employee is in violation of such covenants.

7.5       Judicial Modification.  Section 6 of this Agreement shall be deemed to consist of a series of separate covenants, one for each line of business carried on by Company and each county in California. The parties expressly agree that the character, duration and geographical scope of such provisions in this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. The parties have attempted to limit the Employee's right to solicit employees and customers only to the extent necessary to protect Company's goodwill, proprietary and/or Confidential Information, and other business interests. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that a court having jurisdiction over the enforcement of this Agreement shall exercise its power and authority to reform Employee's covenants under Section 6 above to the extent necessary to cause the limitations contained therein as to time, geographic area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect Company's goodwill, Confidential Information, and other business interests.

7.6       Attorney Fees.  In the event of any action in law or in equity for the purposes of enforcing any of the provisions of this Agreement, the prevailing party as determined by the trier of fact shall be entitled to recover its reasonable attorney fees, plus court costs and expenses, from the other party, to the extent permitted by applicable law.

8.	Termination.

(a)       Termination for Cause.  If the Employee's employment is terminated by the Company for Cause, the Employee will be entitled to receive only base salary earned but unpaid through the date of termination, and the Company will not be required to make any payment under the Equity Bonus Plan or any other benefits or payment, by way of salary, bonus or other compensation or damages of any kind. Cause means (i) the Employee has been convicted of, or pleaded nolo contendere to, a felony; (ii) the Employee has willfully failed to perform his obligations under this Agreement; (iii) the Employee has committed an act of fraud upon, or willful misconduct toward, the Company; or (iv) the Employee has otherwise materially breached this Agreement.

(b)       Termination Without Cause.  If the Company terminates the Employee's employment without Cause, the Employee shall be entitled to receive base salary the time remaining from the effective date of termination to the end of the Term, payable in accordance with the Company's payroll practices in effect on the date of termination, continuation of benefits in accordance with the applicable plans, payment of a pro-rata portion of the Equity Bonus within 30 days following termination. The prorate amount of Equity Bonus shall be calculated by calculating the amount owed on the termination date as if it were the end of the term and multiplying that amount by a fraction of which the nominator is the number of months of employment prior to termination and the denominator is 24, and payment of the pro rated portion of any other bonus that Employee may be entitled to under the Company's Long Term Incentive Plan pursuant to the terms thereof. Upon termination by the Company of the Employee without Cause, except as provided in this Section the Company will not be required to make any other payment, by way of salary, bonus or other compensation or damages of any kind.

(c)       Termination Upon Death or Disability.  If the Employee's employment is terminated as a result of death or disability, the Employee will be entitled to receive the base salary earned but unpaid through the date of termination, a portion of the Equity Bonus pro rated over the Term and the pro rated portion of any other bonus that Employee may be entitled to under the Company's bonus and Long Term Incentive Plans pursuant to the respective terms thereof. The Company may terminate the Employee's employment hereunder attributable to the disability of the Employee if the Employee becomes physically or mentally incapacitated or disabled so that he is unable to perform for the Company substantially the same services as he performed prior to incurring such incapacity or disability, and such incapacity or disability exists for an aggregate of 180 days in any 360 day period. The Company, at its option and expense, is entitled to retain a physician reasonably acceptable to the Employee to determine or confirm the existence of such incapacity or disability, and the determination of such physician shall be binding upon the Company and the Employee.

(d)       Resignation By The Employee.  If, for any reason, Employee wishes to terminate the employment, Employee agrees to provide the Company with ninety days written notice prior to terminating the employment. If the Employee's employment is terminated by the Employee for any reason, the Employee will be entitled to receive only salary earned but unpaid through the date of termination and any benefits that Employee may be entitled to as a person retiring after the age of 55 pursuant to the terms and conditions of the Company's normal benefit plans, and the Company will not be required to make any other payment, by way of salary, bonus, benefits or other compensation or damages of any kind.

9.	Miscellaneous.

(a)       Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal, substantive laws of the State of California, without giving effect to the conflict of laws rules thereof.

(b)       Amendment: Waiver.  No amendment or modification of this Agreement shall be binding unless it is in writing signed by the parties. The waiver by any party to this Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach by any party.

(c)       Entire Agreement.  This Agreement represents the entire agreement between the parties regarding the Employee's employment by the Company.

(d)       Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the Parent and, to the extent expressly provided and permitted herein, to their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

(e)       Severability of Provisions.  If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be thereby affected.

(f)       Arbitration and Attorneys Fees.  Any and all disputes between the Employee and Company, or its Affiliates, agents, employees or representatives, concerning this Agreement or the parties' employment relationship, that cannot be resolved by negotiation between the parties, shall be resolved by final and binding arbitration to be conducted in Boise, Idaho, according to Idaho law and the rules of the American Arbitration Association then in effect. This agreement to arbitrate covers and includes, without limitation, any claims concerning in any way the subject of the Employee's employment, including but not limited to claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, or any other federal, state, or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Employee's employment. The arbitration provided for herein shall be in lieu of any civil action, and any decision resulting from such arbitration shall be final and binding, and enforceable by any competent court of law. The prevailing party in any such arbitration or court action to enforce arbitration shall be entitled to recover his/her/its expenses, including attorneys' fees.

(g)       Affiliates.  For the purposes of this Agreement, the term "affiliate" shall mean any entity controlling, controlled by or under common control with the named party.

(h)       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but of which taken together shall constitute one and the same agreement.

__________________________________________
William M. Smartt

BUILDING MATERIALS HOLDING CORPORATION

By:_________________________________________
Robert E. Mellor, Chairman, President and
Chief Executive Officer